EXHIBIT 23.1
CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Broadcom Corporation 1998 Stock Incentive Plan, as amended and restated; Broadcom Corporation 1998 Employee Stock Purchase Plan, as amended and restated; and Broadcom Corporation 2007 International Employee Stock Purchase Plan, as amended, of our reports dated January 25, 2008, with respect to the consolidated financial statements and schedule of Broadcom Corporation and the effectiveness of internal control over financial reporting of Broadcom Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young, LLP

Orange County, California
January 25, 2008